[Quantum Logo] News Release
Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: Nov. 24, 2008 5:00 a.m. PST

QUANTUM CUTS WORKFORCE AND OTHER EXPENSES WHILE CONTINUING TO INCREASE INVESTMENT IN DATA DEDUPLICATION AND REPLICATION

SAN JOSE, Calif., Nov. 24, 2008 - Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that it is reducing its workforce by approximately eight percent (180 positions) and taking other steps to decrease expenses, largely in response to the global financial crisis and related market uncertainty. Quantum expects these combined actions to result in annual savings of approximately $18 million, and the company will see a partial benefit from the changes in its quarter ending Dec. 31, 2008. Quantum's preliminary estimate of the costs associated with these changes is approximately $4.4 million, consisting of one-time termination benefits.

While reducing total expenses, Quantum will continue to increase investment in its data deduplication and replication technology and its DXi™-Series disk backup solutions. This reflects a key growth opportunity for the company, and over the past six months it has established a stronger leadership position in deduplication through the introduction of new products, enhancements to its channel program, and closer collaboration with both EMC and Dell.

"The expense reductions we are making are intended to provide additional operating margin and incremental EBITDA growth as we confront the challenges posed by the current macroeconomic environment," said Rick Belluzzo, chairman and CEO of Quantum. "Despite these challenges, we remain in compliance with all our debt covenants and expect to be in compliance for the next twelve months. In addition, we continue to see strong demand for our branded DXi™ products and are excited about partnering with EMC and Dell to develop a common architecture that leverages our deduplication and replication software and provides customers with even greater flexibility and choice in meeting their data protection and disaster recovery needs."

Earlier this month Dell announced that it is working with both Quantum and EMC to create deduplication and replication compatibility across the three companies' product offerings. Dell's announcement followed EMC's introduction of new deduplication solutions incorporating Quantum's software last May.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the
DXi-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers' evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are registered trademarks of Quantum Corporation. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) the annual savings of approximately $18 million the Company expects to be realized from the changes announced today, (2) the Company's expectation that it will see a partial benefit from these changes in its quarter ending December 31, 2008, (3) the Company's preliminary estimate of the costs associated with these changes of approximately
$4.4 million, (4) the Company's increased investment in its data deduplication and replication technology and DXi-Series disk backup solutions, (5) data deduplication and replication technology as a key growth opportunity for the company, (6) the Company's expectation that it will be in compliance with its debt covenants for the next twelve months, and (7) the Company partnering with EMC and Dell to develop a common architecture that leverages our deduplication and replication software are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) our ability to successfully execute to our and our partners' product roadmaps, especially in the data deduplication and replication markets; (c) the risk that lower volumes and continuing price and cost pressures could lead to a lower gross margin rate; (d) risks related to our debt obligations;
(e) difficulties in retaining key employees; and (f) our ability to successfully implement these changes and realize the expected benefits. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Risk Factors," on pages 12 to 22 of Quantum's Annual Report on Form 10-K for fiscal year 2008, filed with the Securities and Exchange Commission on June 13, 2008 and on pages 33 to 43 of Quantum's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 7, 2008. In particular, you should review the risk factors on pages 33 through 36 of our Form 10-Q under the headings: "In connection with the acquisition of ADIC in 2006, we drew on a credit facility substantially increasing our debt service obligations and constraining our ability to operate our business. Unless we are able to generate sufficient cash flows from operations to meet these debt obligations, our business financial condition and operating results will be materially and adversely affected," "A large percentage of our sales come from a few customers, and these customers generally have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition and operating results," "We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition and operating results would be materially and adversely harmed," "Our credit agreement contains various covenants that limit our discretion in the operation of our business, which could have an adverse effect on our business, financial condition and results of operations" and "We have taken considerable steps towards reducing our cost structure and may take further cost reduction actions. The steps we have taken and may take in the future may not reduce our cost structure to a level appropriate in relation to our future sales and therefore, these anticipated cost reductions may be insufficient to bring us back to profitability." Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.